UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2007 (December 14, 2007)

CuraGen Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23223	06-1331400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, Connecticut	06405
(Address of Principal Executive Offices)	(Zip Code)

(203) 481-1104

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 20, 2007, CuraGen Corporation (the “Company”) announced that, effective January 1, 2008, David M. Wurzer will resign his position as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Wurzer will remain as an advisor to the Company through March 31, 2008. Mr. Wurzer’s resignation is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On December 14, 2007, Elizabeth A. Whayland, Senior Vice President of Finance and Corporate Secretary of the Company, was provided notice that, in connection with the Company’s downsizing initiatives, she will be laid off from the Company effective as of January 1, 2008. Ms. Whayland’s departure from the Company is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

(c)

On December 20, 2007, the Company also announced that, effective January 1, 2008, Sean A. Cassidy has been appointed Vice President and Chief Financial Officer of the Company, replacing Mr. Wurzer. Mr. Cassidy, 38, has served as Corporate Controller of 454 Life Sciences Corporation, formerly a majority-owned subsidiary of the Company, since September 2002. Prior to joining 454, he served as Manager of Financial Planning at the Company from August 2001 to September 2002. Mr. Cassidy was a Senior Manager at Deloitte & Touche from September 1992 to May 2001. Mr. Cassidy received his B.S. and M.B.A. from the University of Connecticut. The material terms of Mr. Cassidy’s employment with the Company are described below.

There is no arrangement or understanding between Mr. Cassidy and any other person pursuant to which he was selected as Vice President and Chief Financial Officer, nor is there any family relationship between Mr. Cassidy and any of the Company’s directors or other executive officers. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant and the amount involved exceeds $120,000, in which Mr. Cassidy had, or will have, a direct or indirect material interest.

(e)

Amendment to David M. Wurzer’s Employment Agreement

In connection with Mr. Wurzer’s resignation from the Company, on December 17, 2007 the Company entered into an Amendment (the “Amendment”) to the Employment Agreement dated September 1, 2006 by and between the Company and Mr. Wurzer (the “Wurzer Employment Agreement”). Pursuant to the Amendment, the Company and Mr. Wurzer have agreed that, effective January 1, 2008, Mr. Wurzer will assume the position of advisor to the Company. As an advisor, Mr. Wurzer will continue to receive the same compensation and be eligible for the same benefits as he was entitled to while serving as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Wurzer will serve as advisor through March 31, 2008, at which time his employment with the Company will terminate pursuant to the involuntary termination provisions of the Wurzer Employment Agreement.

The foregoing is a summary description of the terms of the Amendment and is qualified in its entirety by the text of the Amendment, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2007.

Separation Agreement with Elizabeth A. Whayland

In connection with Ms. Whayland’s involuntary termination, the Company expects to enter into a Separation Agreement (the “Separation Agreement”) with Ms. Whayland in January 2008, providing for the following:

Severance Pay. The Separation Agreement provides that Ms. Whayland will be entitled to a severance payment in the amount of $223,660, less applicable taxes and withholdings, payable in a lump sum within sixty days after January 1, 2008. In order to receive this severance payment, Ms. Whayland must execute and not revoke a release of claims in the form attached to the Separation Agreement.

Change of Control Payment. In the event that a Change in Control, as defined in Ms. Whayland’s Employment Agreement with the Company dated September 1, 2006 (the “Whayland Employment Agreement”), occurs within twelve months of January 1, 2008, Ms. Whayland shall be entitled to an additional $223,660 paid ratably over a 12 month period, which shall commence on January 1, 2009, two times her annual target bonus, based on her compensation immediately prior to January 1, 2008 and paid in a lump sum in January 2009, together with up to an additional 12 months of employer paid COBRA continuation coverage (or if applicable, payments in lieu thereof).

COBRA Continuation. In the event that Ms. Whayland timely elects to continue medical and/or dental insurance coverage after January 1, 2008 in accordance with the provisions of COBRA, the Company will pay the Company portion of her monthly premium payments for 12 months or until she is covered, without pre-existing condition exclusions, under a group health plan of another employer, whichever occurs first.

Bonus Eligibility. Ms. Whayland will be eligible for the potential award of her annual bonus for the full fiscal year 2007 pursuant to the Company’s Executive Incentive Plan as well as any additional 2007 bonuses awarded to the executive management team, subject to the approval of the Compensation Committee of the Board of Directors in January 2008. The bonuses, if any, will be paid in accordance with the terms of the Executive Incentive Plan.

Stock Options and Restricted Stock. Ms. Whayland will receive the cash value of 9,895 restricted shares at the closing price of the Company’s common stock on December 31, 2007.

Outplacement. Ms. Whayland will receive outplacement services through a resource of her choice at a cost not to exceed $10,000 (to be paid within 12 months from December 31, 2007).

Other Terms. Under law, the Separation Agreement may be revoked by Ms. Whayland within seven days after signing the Separation Agreement. Under the terms of the Separation Agreement, Ms. Whayland has reaffirmed certain obligations under the Whayland Employment Agreement, including her agreement to protect the Company’s confidential information and non-competition and non-solicitation obligations that extend for a period of 12 months following the termination of her employment with the Company.

The foregoing is a summary description of the terms of the Separation Agreement and is qualified in its entirety by the text of the Separation Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2007.

Employment Agreement with Sean A. Cassidy

In connection with Mr. Cassidy’s appointment as Vice President and Chief Financial Officer, on December 14, 2007 the Company entered into an Employment Agreement (the “Cassidy Employment Agreement”) with Mr. Cassidy, effective January 1, 2008, providing for the following:

Salary and Benefits. Pursuant to the Cassidy Employment Agreement, beginning on January 1, 2008, Mr. Cassidy will receive an annual base salary of $175,000, subject to increases by the Company’s Board of Directors, which will review Mr. Cassidy’s salary periodically. Mr. Cassidy will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally, and if otherwise eligible, will be entitled to participate in any benefit or compensation plan maintained by the Company for its employees generally.

Cash and Equity Bonuses. Mr. Cassidy will be eligible to receive discretionary annual non-equity and equity performance-based awards under the Company’s Executive Incentive Plan, based on the attainment of goals set by the Chief Executive Officer. Mr. Cassidy’s performance-based non-equity bonus target will initially be 25% of his base salary, which may be increased up to 50% of his base salary for above plan performance. His performance-based equity award target value will initially be 75% of his base salary.

Appointment-Related Equity Awards. Also in connection with his appointment as Vice President and Chief Financial Officer, Mr. Cassidy will be granted a stock option to purchase an aggregate of 50,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan (the “Stock Plan”) at an exercise price equal to the closing trading price of the Company’s common stock on the date the option is granted. The option will vest as to 25% of the underlying shares on the first anniversary of the date of grant, and as to 6.25% of the underlying shares at the end of each quarter following the first anniversary of the date of grant until fully vested. Mr. Cassidy will also receive 50,000 restricted shares of common stock of the Company, of which 25% will vest on each of the first and second anniversary of the date of grant, and of which the remaining 50% will vest on the third anniversary of the date of grant.

Change of Control Benefits. Upon a Change of Control, as defined in the Cassidy Employment Agreement, all restricted stock and stock options then held by Mr. Cassidy shall become fully vested.

Severance and Related Benefits. Under the Cassidy Employment Agreement, Mr. Cassidy or the Company may terminate his employment at any time, subject to certain severance benefits provided for therein, and provided that Mr. Cassidy executes and does not revoke a release of claims in favor of the Company. In the event of termination of Mr. Cassidy’s employment by the Company without Cause or by Mr. Cassidy without Good Reason, each as defined in the Cassidy Employment Agreement, he is eligible to receive between 6 months and 24 months of salary continuation and COBRA continuation coverage and in some cases a lump-sum payment, depending upon the reason for the termination.

The foregoing descriptions of the Cassidy Employment Agreement and equity grants provided for in the Cassidy Employment Agreement are qualified in their entirety by the text of the Cassidy Employment Agreement and the applicable equity agreements. The Cassidy Employment Agreement and related equity agreements will be filed (to the extent required by the rules of the Securities and Exchange Commission) as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION

Date: December 20, 2007	By:	/s/ Timothy M. Shannon
Timothy M. Shannon, M.D.
President and Chief Executive Officer
(Principal Executive Officer)